345 Encinal Street
Santa Cruz, CA 95060
+1 (831) 426-5858

poly.com

June 10, 2021

Warren Schlichting

Dear Warren:

On behalf of Plantronics, Inc., now branded as Poly (the “Company”), I am pleased to offer you the position of Executive Vice President, Chief Operating Officer, reporting to Dave Shull, President & Chief Executive Officer. Should you accept this offer of employment, your first day of employment is anticipated to be on or about June 14, 2021 (your actual first day of employment is referred to as the “start date”).

This letter outlines the terms of your employment with the Company as of your start date, including your compensation and benefits, as set forth below:

•Annualized Base	$525,000 per year, payable biweekly in accordance with our standard payroll practices and less applicable tax withholding.
Salary

•Annual Incentive	80% of your Annual Base Salary, or $420,000, at target performance, subject to the terms of the Plantronics, Inc. Annual Incentive Plan (“AIP”).
Plan

The purpose of the AIP is to focus participants on achieving annual Company-wide financial performance goals as well as product group, segment, or functional objectives and individual performance goals, as determined by the Company’s Leadership Development and Compensation Committee (“LD&C Committee”) from time to time, by providing the opportunity to receive annual cash payments based on accomplishments of those goals during the year.

•Target Total Cash	Up to $945,000 per year based on the compensation elements shown above assuming at target performance. There is no guarantee that total cash compensation will be achieved.
Compensation

•Signing Bonus	The Company is advancing you a Signing Bonus of $200,000, less applicable deductions and withholdings (the “Signing Bonus”).

•New Hire
It will be recommended to the Company’s LD&C Committee that you receive an equity award of 28,125 shares of the Company’s common stock in the form of a restricted stock units (“RSUs”). If approved by the LD&C Committee, the price to you of the RSUs will be $0.00 and the RSUs will be awarded and subject to the Plantronics, Inc. 2003 Equity Incentive Plan, as amended and restated from time to time, and the RSU agreement in effect at the time of grant (the “RSU Documents”). If approved, the RSUs will vest and be released from escrow or settled in accordance with the terms of the RSU Documents; provided, however, any RSUs that would otherwise vest and be released from escrow or settled on December 31st of any year shall instead vest on January 2nd of the succeeding year. All vesting is subject to your continued employment with the Company on each applicable vesting date.

Restricted Stock
Units

•Performance-	It will be recommended to the Company’s LD&C Committee that you receive an equity award of 65,625 of the Company’s common stock in the form of performance-based restricted stock units (“PSUs”), with the performance period aligned to the FY22 performance-based performance goals and payout plan (the “PSU Plan”) and earnable over the three-year performance period. If approved by the LD&C Committee, the price to you of the PSUs will be $0.00 and the PSUs will be awarded and subject to the PSU Plan, the Equity Incentive Plan and the PSU agreement in effect at the time of grant (the “PSU Documents”). If approved, the PSUs will vest and be released from escrow or settled in accordance with the PSU Documents. All vesting is subject achievement of the applicable performance goals specified in the PSU Documents and to your continued employment on each applicable vesting date.
based Restricted
Stock Units

•Severance	As of your start date, you will be provided with the Company’s executive severance agreement in effect and as approved by the Company’s LD&C Committee for your job level (“Executive Severance Agreement”). The Executive Severance Agreement contains severance benefits payable to you should your employment with the Company be terminated other than for cause, subject to the terms of the Executive Severance Agreement including, without limitation, your execution of the Company’s standard form of release agreement then in effect. You will be eligible to participate in the Company’s executive severance benefit as available or that become available to other similarly situated executives of the Company, subject to the generally applicable terms and conditions then in effect.
Agreement

•Change-in-Control	As of your start date, you will be provided with change of control severance protection approved by the Company’s LD&C Committee for your job level, which will be included as Exhibit A to your Executive Severance Agreement (the “CoC Agreement”). The CoC Agreement contains severance benefits payable to you should your employment with the Company be terminated, other than for cause, in connection with a “Change of Control” event (as defined in the CoC Agreement, subject to the terms of the CoC Agreement including, without limitation, your execution of the Company’s standard form of release agreement then in effect.
Benefits

•General Benefits	You will be eligible to participate in the Company’s benefit programs as available or that become available to other similarly situated employees of the Company, subject to the generally- applicable terms and conditions of each program. The continuation or termination of each program will be at the discretion of the Company. Life, Medical, Dental and Disability coverage will begin on your start date.

•Executive
You will be automatically enrolled in our Executive Health Exam Program, if and to the extent such program continues to remain in effect and is offered to employees at your level. This program is aimed to give you guidance and direction on further health items on which to follow up. To qualify, you must schedule the appointment through the pre-identified network of doctors.

Physical Program

•401(k)	You are eligible to join the Company’s 401(k) plan, subject to the terms and condition of the plan document.

•Non-Qualified
You will be eligible to participate in a non-qualified deferred compensation plan, subject to the terms and conditions of the plan document. An eligible participant may elect to defer prospective compensation not yet earned by submitting a Compensation Deferral Agreement during the enrollment periods. For more information regarding the Company’s Deferred Compensation Plan, please see the Prospectus.

Deferred
Compensation
Plan

•ESPP	You will be eligible to participate in the Company’s Employee Stock Purchase Plan, subject to the terms of the plan document.

This formal notification of our offer of employment is subject to the terms set forth in your Employment Application which you have submitted to the Company and is contingent upon satisfactory background verification, receipt of an original application, a final review of references, your completion of a D&O Questionnaire resulting in no conflicts of interest, and the LD&C Committee’s approval of the terms of this letter.

As a condition of your employment, you will also be required to sign and comply with: Warren Schlichting - New Hire Certification – Prior Employer Confidential Information, which requires, among other things, you to certify that you may have had access to a prior employer’s confidential, proprietary or trade secret information, you have not downloaded or otherwise transferred any of that information to any device, you or your prior employer have deleted that information from any of your devices and/or returned that information to your prior employer and you will not use any such information during your employment with the Company.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within 3 business days of your start date, or our employment relationship with you may be immediately terminated.

Before releasing certain export-controlled technology and software to you during your employment at the Company, the Company may be required to obtain an export license in accordance with United States law. The Company will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with the Company is contingent upon receipt of the export license or authorization, and the Company will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure.

Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ prior notice.

You agree that, during the term of your employment with the Company, you will devote substantially all of your professional time to fulfill your responsibilities at the Company, and you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, except that the Company acknowledges and agrees that you may continue to be employed by the Special Purposes Acquisition Company (“SPAC”) in the position in which you currently serve, and to provide continued consulting services to your private equity firm, provided that the number of hours of service does not exceed approximately ten (10) and five (5) hours, respectively, per month, and further subject to the limitations outlined above. You further agree that should the SPAC engage in de-SPAC activities, you will promptly notify and consult with the Company’s Chief Legal and Compliance Officer as to whether and when you may be obligated to resign such position.

As a Company employee, you are required to abide by Company rules and standards as presented in our Employee Handbook, our Worldwide Code of Business Conduct and Ethics and other Company policies.

As a condition of your employment, you will also be required to sign and/or otherwise comply with:

Non-Solicitation of Employees: You agree that for a period of 12 months following your separation of employment with the Company, you shall not, either personally or in conjunction with others, solicit, interfere with, or endeavor to cause anyone employed by the Company whom you supervised, with whom you worked in providing service to customers, or about whom you received confidential information, in any such case within the last 12 months preceding the termination of your employment with Company, to leave such employment. Nothing in this paragraph is meant to prohibit an employee of Company that is not a party hereto from becoming employed by another person or entity.

Employee, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, (i) the assignment of patent, copyright and other intellectual property rights to any invention made during your employment at the Company, and (ii) non-disclosure of proprietary information.

Export Compliance: Before releasing certain export-controlled technology and software to you during your employment at the Company, the Company may be required to obtain an export license in accordance with United States law. The Company will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with the Company is contingent upon receipt of the export license or authorization, and the Company will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure.

All payments and benefits under this letter are subject to applicable tax and other withholdings. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Internal Revenue Code section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during the your lifetime. In no event will the Company be held liable for any taxes, interest, penalties or other amounts owed by Employee under Code Section 409A.

To indicate your acceptance of the Company’s offer of employment as stated above, please sign and date this letter in the space provided below. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s CEO and you.

I look forward to working with you and having you as a member of the team!

Sincerely,
PLANTRONICS, INC.

/s/ Anja Hamilton
Anja Hamilton
EVP & Chief Human Resources Officer

Agreed to and accepted:

Signature:        /s/ Warren Schlichting

Printed Name:        Warren Schlichting

Received Offer Date:     June 10, 2021

Confirmed Start Date:     June 14, 2021

This offer expires one week from the date listed on the first page.
Please scan/email a signed copy to indicate acceptance of offer.